Exhibit 99.1

Quality Care Properties Announces Annual Stockholder Meeting

BETHESDA, Md., Feb. 3, 2017 /PRNewswire/ — Quality Care Properties, Inc. (NYSE: QCP) announced today that its 2017 annual meeting of stockholders (the “2017 Annual Meeting”) has been scheduled for May 25, 2017. The Board of Directors of Quality Care Properties, Inc. (“QCP”) has fixed the close of business on March 24, 2017 as the record date for the 2017 Annual Meeting.

Rule 14a-8 Shareholder Proposal Deadline.  Because the 2017 Annual Meeting is QCP’s first annual meeting as a public company, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders who wish to have a proposal considered for inclusion in QCP’s proxy materials for the 2017 Annual Meeting must ensure that such proposal is received by QCP no later than the close of business on Friday, February 24, 2017, which QCP believes is a reasonable time before it expects to begin to print and send its proxy materials to its stockholders.  Any such proposals must be received by such deadline by QCP’s Secretary at Quality Care Properties, Inc., 7315 Wisconsin Ave, Suite 250 West, Bethesda, Maryland 20814, and otherwise comply with all other requirements of Rule 14a-8.

Amended and Restated Bylaws Advance Notice Deadline.  In accordance with the requirements for advance notice in QCP’s amended and restated bylaws, for director nominations or other business to be brought before the 2017 Annual Meeting by a stockholder, written notice must be received no later than 5pm, Eastern Time, on February 13, 2017 by QCP’s Secretary at Quality Care Properties, Inc., 7315 Wisconsin Ave, Suite 250 West, Bethesda, Maryland 20814.  Any such notice must comply with and contain all of the information required by QCP’s amended and restated bylaws.  The stockholder or the stockholder’s director nominee, as applicable, must also timely furnish all other information required under QCP’s amended and restated bylaws. A copy of QCP’s amended and restated bylaws is filed as Exhibit 3.3 to QCP’s Form S-8 filed with the Securities and Exchange Commission on October 31, 2016.

Additional information concerning the 2017 Annual Meeting will be included in QCP’s 2017 Annual Meeting proxy statement, which will be filed with the SEC and mailed to QCP’s common stockholders at a later date.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 30 states and include 262 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building. For more information regarding QCP, visit www.qcpcorp.com.

CONTACT: C. Marc Richards, Chief Financial Officer, (240) 223-4680